UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 27, 2016

Novanta Inc.

(Exact name of Registrant as Specified in Its Charter)

New Brunswick, Canada	001-35083	98-0110412
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

125 Middlesex Turnpike Bedford, Massachusetts		01730
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (781) 266-5700

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 27, 2016, Novanta Inc. (the “Company”) and Robert Buckley, the Company’s Chief Financial Officer, entered into an amendment to Mr. Buckley’s employment agreement with the Company.

Pursuant to the amendment, the Company granted Mr. Buckley 80,000 restricted stock units on August 2, 2016 pursuant to the terms of the Company’s 2010 Incentive Award Plan (Amended and Restated Effective July 27, 2016) and an award agreement.  The restricted stock units will vest on the fifth anniversary of the date of grant, subject to accelerated vesting upon a change in control and as otherwise provided in Mr. Buckley’s employment agreement.

Following the amendment, Mr. Buckley will no longer be entitled to any gross-up in connection with any excise taxes under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended.  In lieu of the gross-up, the amendment includes a “best net benefit” provision, which provides that if any parachute payments to Mr. Buckley in connection with a change in control of the Company would result in excise tax, they will be reduced by the amount necessary so that the excise tax will not apply to the extent such reduction would result in a greater net after-tax benefit to Mr. Buckley.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Novanta Inc.
(Registrant)

Date: August 2, 2016	By:	/s/ Robert J. Buckley
Robert J. Buckley
Chief Financial Officer